UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

(Check One):  [ ] Form 10-KSB   [ ] Form 20-F    [ ] Form 11-K   [X] Form 10-QSB
              [ ] Form N-SAR  [ ] Form N-CSR

                     For Period Ended: September 30, 2003
                                       ------------------

                      [   ] Transition Report on Form 10-KSB
                      [   ] Transition Report on Form 20-F
                      [   ] Transition Report on Form 11-K
                      [   ] Transition Report on Form 10-QSB
                      [   ] Transition Report on Form N-SAR

                      For the Transition Period Ended:__________________________

Read attached instruction sheet before preparing form. Please print or type.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------

                                     PART I
                             REGISTRANT INFORMATION

BPK Resources, Inc.
--------------------------------------------------------------------------------
Full Name of Registrant

--------------------------------------------------------------------------------
Former Name if Applicable

5858 Westheimer Street, Suite 709
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

Houston, Texas 77057
--------------------------------------------------------------------------------
City, State and Zip Code

                                     PART II
                             RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     [X] | (a) The reasons described in reasonable detail in Part III of
         |      this form could not be eliminated without unreasonable effort or
         |     expense;
         |
     [X] | (b)  The subject annual report, semi-annual report, transition
         |      report on Form 10-K, Form 20-F, Form11-K, Form N-SAR or Form
         |      N-CSR, or portion thereof, will be filed on or before the
         |      fifteenth calendar day following the prescribed due date; or the
         |      subject quarterly report or transition report on Form 10-QSB, or
         |      portion thereof, will be filed on or before the fifth calendar
         |      day following the prescribed due date; and
         |
     [ ] | (c)  The accountant's statement or other exhibit required by
         |      Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why Forms 10-KSB, 20-F, 11-K, 10-QSB, N-SAR or N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

(Attached extra sheets if needed)

The Registrant was unable to timely file its Quarterly Report on Form 10-QSB for the 3-month period ended September 30, 2003 (the "Quarterly Report") due to delays the Registrant experienced in gathering certain financial information necessary to ensure the accurate reporting of the information contained in the Quarterly Report. The Registrant intends to file the Quarterly Report with the Securities and Exchange Commission within the five-day extension period provided under Rule 12b-25 of the Securities Exchange Act of 1934, as amended.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

       John B. Connally, III           (713)                   978-7991
--------------------------------------------------------------------------------
             (Name)                 (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No
--------------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
--------------------------------------------------------------------------------


                               BPK Resources, Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    November 17, 2003                  By: /s/ John B. Connally, III
         -----------------------           -------------------------------
                                           John B. Connally, III
                                           Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
--------------------------------------------------------------------------------
INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
--------------------------------------------------------------------------------